Exhibit 99.1

Alpine Immune Sciences Provides Corporate Update and

Reports Full Year 2017 Financial Results

New preclinical data on ALPN-202 program to be presented at 2018 American Association for Cancer Research Annual Meeting

SEATTLE, WA – March 28, 2018 — Alpine Immune Sciences, Inc. (NASDAQ:ALPN), a company focused on discovering and developing innovative, protein-based immunotherapies targeting the immune synapse to treat cancer, autoimmune, and inflammatory diseases, today provided a corporate update and reported financial results for the year ended December 31, 2017.

“We are pleased with the progress we have made and look forward to having two programs entering clinical trials from our proprietary Variant Immunoglobulin Domain (vlgD) technology. The preclinical data we have generated supports the biologic rationale of our approach and we believe Alpine is at the forefront of next-generation therapeutics capable of both inhibiting and/or activating multiple human immune system proteins simultaneously,” said Mitchell H. Gold, M.D., Executive Chairman and Chief Executive Officer of Alpine. “We expect to file an IND in the fourth quarter of 2018 for our lead autoimmune/inflammatory program ALPN-101, a potential first-in-class dual ICOS/CD28 antagonist, and an IND in 2019 for our lead oncology program ALPN-202, a dual PD-L1/CTLA-4 antagonist with CD28 costimulation.”

Alpine will present a poster at the upcoming 2018 American Association for Cancer Research (AACR) Annual Meeting. The poster will show data from preclinical experiments in the ALPN-202 program, which is based on a single vIgD protein capable of modulating multiple immune system targets for the treatment of cancer. Alpine’s CD80 vIgD-Fc fusion proteins are capable of antagonizing both PD-L1 and CTLA-4, while providing T cell costimulation via CD28:

◾	Poster Title: CD80 vlgD-Fc proteins combine checkpoint antagonism and costimulatory signaling for potent antitumor immunity
◾	Session Category: Clinical Research
◾	Session Title: Immune Checkpoints 4
◾	Session Date and Time: Tuesday, April 17, 2018 – 1:00 PM – 5:00 PM
◾	Location: McCormick Place South, Exhibit Hall A, Poster Section 25
◾	Poster Board #: 5

2017 Highlights

Completion of Preferred Financing and Merger with Nivalis Therapeutics: On July 24, 2017, Alpine closed its merger with Nivalis Therapeutics. The combined company, named Alpine Immune Sciences, Inc., began trading on the NASDAQ Global market on July 25, 2017 under the ticker symbol “ALPN”. Upon completion of the merger, Alpine had approximately $90 million in cash, cash equivalents, and short-term investments. This included $17.0 million in proceeds from the purchase of Alpine convertible preferred shares immediately prior to the merger from current Alpine investors OrbiMed Advisors, Frazier Healthcare Partners, and Alpine BioVentures at a purchase price of $12.74 per share.

American College of Rheumatology/Association of Rheumatology Health Professionals (ACR/ARHP): Alpine’s poster at the 2017 ACR/ARHP Annual Meeting disclosed preclinical studies evaluating ALPN-101 program dual ICOS/CD28 antagonists generated by Alpine’s directed evolution platform. ICOSL vIgD-Fc fusion proteins demonstrated potent activity in an animal model of rheumatoid arthritis and in a humanized mouse model of graft vs. host disease (GvHD), suggesting ALPN-101 candidates could have potential clinical utility in multiple inflammatory diseases.

American Society of Hematology (ASH): At the 59th Annual ASH Meeting & Exposition, Alpine’s poster disclosed results from a preclinical study of the Company’s lead program, ALPN-101, in a humanized model of graft vs. host disease (GvHD). Results showed Alpine’s ICOSL vlgD-Fc fusion proteins demonstrated therapeutic efficacy, reducing GvHD disease activity and improving survival.

San Antonio Breast Cancer Symposium (SABCS): Alpine’s poster at the 40th Annual SABCS disclosed preclinical data combining vIgDs generated by its novel directed evolution platform with the monoclonal antibody trastuzumab. Alpine scientists fused a costimulatory ICOS/CD28 vIgD to trastuzumab with the goal of activating T cells against HER2-positive tumors in the tumor microenvironment. Results showed these trastuzumab-ICOSL “V-mAbs” promoted T cell proliferation and cytokine secretion.

Society for the Immunotherapy of Cancer (SITC): At the SITC 32nd Annual Meeting, Alpine’s poster disclosed distinct preclinical data from multiple novel immuno-oncology programs, all also generated from its vlgD technology. Multiple formats of vIgD-based proteins were functionally active, utilizing multiple mechanisms of action. Some suppressed tumors in an animal model. The demonstrated versatility of the scientific platform suggests it has the potential to contribute to the next generation of immuno-oncology therapeutics.

Full Year 2017 Financial Results

As of December 31, 2017, Alpine had cash, cash equivalents, and short-term investments totaling $81.2 million. Net cash used in operating activities for the year ended December 31, 2017 was $16.6 million compared to $3.8 million for the year ended December 31, 2016. Alpine recorded a net loss of $7.8 million and $1.2 million for the years ended December 31, 2017 and 2016, respectively.

Collaboration revenue for the year ended December 31, 2017 was $1.7 million compared to $2.9 million for the year ended December 31, 2016. The decrease was primarily attributable to the timing of revenue recognized under Alpine’s collaboration agreement with Kite Pharma, Inc., a Gilead (NASDAQ:GILD) company. As previously announced, under the terms of this research collaboration and license agreement, Alpine received upfront payments of $5.5 million, which were initially recorded as deferred revenue and expensed over the period of the research term. The research term of the agreement with Kite was extended in October 2017.

Research and development expenses for the year ended December 31, 2017 were $10.6 million compared to $3.0 million for the year ended December 31, 2016. The increase was primarily attributable to an increase in direct research, contract manufacturing, and process development activities to support ALPN-101, plus increases in research personnel related to expanding research and discovery programs and associated overhead and facility costs.

General and administrative expenses for the year ended December 31, 2017 were $6.1 million compared to $1.1 million for the same period in 2016. The increase was primarily attributable to professional and legal service fees to support the merger with Nivalis and operating as a public company, in addition to personnel-related expenses and costs associated with expanding the company’s operations as it accelerates preclinical activity.

The excess of the estimated fair value of net assets acquired over the acquisition consideration paid for Nivalis resulted in a bargain purchase gain to the statement of operations. This is a non-cash item.

Cash Guidance

The company expects to have cash to fund operations into 2020, including the clinical advancement of its lead autoimmune/inflammatory program, ALPN-101, and its lead oncology program, ALPN-202.

Alpine Immune Sciences, Inc. is focused on developing novel protein-based immunotherapies using its proprietary variant Ig Domain (vIgD) technology. vIgDs are designed to interact with multiple targets, including many present in the immune synapse. Alpine’s vIgDs are developed using its directed evolution platform, which produces proteins capable of either enhancing or diminishing an immune response and thereby may potentially apply therapeutically to cancer, autoimmune, and inflammatory diseases. Alpine has also developed Transmembrane Immunomodulatory Protein (TIP) technology, based on vIgDs, to potentially enhance engineered cellular therapies. For more information, visit www.alpineimmunesciences.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not based on historical fact and include statements regarding Alpine’s platform technology, potential therapies, potential milestone and royalty payments, future development plans, clinical and regulatory objectives and the timing thereof, expectations regarding the sufficiency of cash to fund operations into 2020, expectations regarding the plans of its collaborator, and expectations regarding the potential efficacy and commercial potential of Alpine’s and its collaborator’s product candidates. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “plan,” “intend,” and other similar expressions among others. These forward-looking statements are based on current assumptions involving risks, uncertainties, and other factors that may cause actual results, events, or developments to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties, many of which are beyond our control, include, but are not limited to: Alpine’s discovery-stage and pre-clinical programs may not advance into the clinic or result in approved products on a timely or cost-effective basis or at all; Alpine may not achieve additional milestone payments pursuant to its collaborations; the impact of competition; adverse conditions in the general domestic and global economic markets; as well as the other risks identified in our filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof, Alpine undertakes no obligation to update forward-looking statements, and readers are cautioned not to place undue reliance on such forward-looking statements.

“Transmembrane Immunomodulatory Protein,” “TIP,” “Variant Ig Domain,” “vIgD,” and the Alpine logo are registered trademarks or trademarks of Alpine Immune Sciences, Inc. in various jurisdictions. All other trademarks belong to their respective owners.

Alpine Immune Sciences, Inc.
Selected Condensed Consolidated Balance Sheet Data
(In thousands)
	December 31,
	2017	2016
Cash and cash equivalents	$8,000	$11,819
Short-term investments	73,240	—
Total current assets	82,548	11,855
Total assets	85,222	12,595
Total current liabilities	1,895	2,404
Total stockholders’ equity (deficit)	78,917	(1,457)
Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	85,222	12,595

Condensed Consolidated Statement of Operations and Comprehensive Income (Loss) Data
(In thousands, except share and per share amounts)	Years Ended December 31,
	2017	2016	2015
Collaboration revenue	$1,731	$2,950	$492
Operating expenses:
Research and development	10,626	2,989	422
General and administrative	6,079	1,149	441

Total operating expenses	16,705	4,138	863

Loss from operations	(14,974)	(1,188)	(371)
Other income (expense):
Bargain purchase gain	6,601	—	—
Interest expense	(152)	—	—
Interest and other income	542	22	2

Loss before taxes	(7,983)	(1,166)	(369)
Income tax benefit (expense)	200	(66)	—

Basic and diluted net loss attributable to common stockholders	$(7,783)	$(1,232)	$(369)

Comprehensive loss:
Unrealized loss on investments	(59)	—	—

Comprehensive loss	$(7,842)	$(1,232)	$(369)

Basic and diluted net loss per share applicable to common stockholders	$(1.20)	$(2.18)	$(0.74)

Weighted-average shares used to compute basic and diluted net loss per share attributable to common stockholders	6,481,665	564,816	496,900

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